Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Second Amended and Restated 2012 Stock Plan, as amended, of Benefitfocus, Inc., of our reports dated March 4, 2020, with respect to the consolidated financial statements of Benefitfocus, Inc. and the effectiveness of internal control over financial reporting of Benefitfocus, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2019, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Charlotte, North Carolina
August 7, 2020